EXHIBIT 1.4

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                       OF MODULATED BUILDING SYSTEMS, INC.


     MODULATED BUILDING SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation., at a meeting duly convened and held, adopted the following resolution:

     RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article FIRST of the Certificate of Incorporation be amended to read as follows:

             FIRST  :    The name of this corporation shall be
                         FEDERAL MORTGAGE CORPORATION OF PUERTO RICO.

     SECOND: That the said amendment has been consented to and authorized by the holders of all of the issued and outstanding stock entitled to vote by a written consent given in accordance with the provisions of Sections 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said MODULATED BUILDING SYSTEMS, INC. has caused this Certificate to be signed by Alvin Roth, its President and attested by William R. Nordstrom, its Secretary, this seventeenth day of April , A.D., 1972.

BY(Signature)                               /s/ Alvin Roth



BY(Signature)                              /s/ William R. Nordstrom


















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